OPINION OF MICHAEL S. KROME
Exhibit 5.1

                             Michael S. Krome, P.C.
                                 Attorney-at-Law
                                  8 Teak Court
                           Lake Grove, New York 11755

                                                    February 14, 2001

Dominix, Inc.
142 West 36th Street
2nd Floor
New York, New York  10018

Dear Sirs:

         You have requested an opinion with respect to certain matters in connection with the filing by Dominix, Inc., (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement with the Securities and Exchange Commission, covering the registration of 445,000 shares, par value $0.00001 per share (the "Shares"), for issuance to various employees and pursuant to various agreements between the Company and the holders of the shares specified below.

         The shares to be covered by the Form S-8 include the following shares and options:

         1. 200,000 shares of Common Stock of the Company, in the name of Mickey Gestetner, for payment of consulting and advice regarding mergers and acquisitions and marketing on behalf of the Company;

         2. 85,000 shares of Common Stock of the Company, in the name of Benjamin Turner, for payment of legal services performed and to be performed on behalf of the Company;

         3.       135,000 shares of Common Stock of the Company,  in the name of
Saeed   Yahyavi,   for  payment  of  services   relating  to  the  marketing  of
telecommunications services of the Company; and

         4. 25,000 shares of Common Stock of the Company, in the name of Mayer Greenbaum, for payment of consulting and marketing services to be performed on behalf of the Company.

         In connection with this opinion, we have examined and relied upon the Company's Amended Articles of Incorporation and By-Laws, the Minutes of the Meetings of the Board of Directors of the Company as well as the originals and copies, certified to my satisfaction, of such records, documents certificates, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion contained herein. We have assumed the genuineness and authenticity of all documents submitted as originals, the conformity to the originals of all documents submitted to me as copies thereof and the due execution, delivery or filing of documents, where such execution, delivery or filling are a prerequisite to the effectiveness thereof.

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         I have also reviewed the previous  filings of the Company,  and for the purposes of this opinion have relied upon the representations of the Company that it is current in its filings and that the filings are true and accurate representations of the state of the Company when the documents were filed.

         In my examination I have assumed the genuineness of all signatures, the legal capacity of natural persons, the correctness of facts set forth in certificates, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such copies. I have also assumed that such documents have each been duly authorized, properly executed and delivered by each of the parties thereto other than the Company.

         I am a member of the bar of the State of New York. My opinions below are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal securities laws of the United States.

         On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the Registration Statement and the Consulting Agreement, will be validly issued, fully paid and non-assessable shares of the Common Stock of the Company, and do not need to bear a restrictive legend upon them.

         I consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                    Very truly yours,


                                                    Michael S. Krome